Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Post Effective Amendment No. 3 on Form S-3 to the Registration Statement (Form S-1 No. 333-147865) and related prospectus of GLG Partners, Inc. for the registration of 77,000,806 shares of its common stock and 21,500,003 warrants and to the incorporation by reference therein of our reports dated April 18, 2008, with respect to the combined and consolidated financial statements and schedules of GLG Partners, Inc., and the effectiveness of internal control over financial reporting of GLG Partners, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Ernst & Young LLP
London, England
June 11, 2008